Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Significant Subsidiaries

Company	Jurisdiction of incorporation	Percentage of voting securities owned by registrant	Number of US subsidiaries	Number of non-US subsidiaries
Mobcrush Streaming, Inc.	Delaware	100%	—	—
InPVP, LLC	Delaware	100%	—	—